Exhibit 10.76

September 18, 2017

Nicole Linda Kelsey

c/o Amyris, Inc.

5885 Hollis Street, Suite 100

Emeryville, CA 94608

Dear Nicole:

This letter amends the offer letter between you and Amyris, Inc. (“Amyris”) dated June 5, 2017 (the “Original Offer Letter”). The Original Offer Letter shall be amended by amending and restating the section of the Original Offer Letter entitled “Relocation” as follows (this “Amendment”):

Relocation

You will also receive a one-time signing bonus in the aggregate amount of $178,976.25 which will be payable at the time you receive your first regular pay check or as soon as practicable thereafter, taking into account Amyris’s standard payroll timing and processes, in one or more installments. This entire amount will be repayable by you to Amyris in full in the event you voluntarily terminate your employment prior to the completion of one (1) year of service with Amyris. This is taxable income. Amyris will provide up to 90 days of interim housing for you and your family at Hyatt House in Emeryville, CA. Amyris will reimburse for a rental car for up to 90 days.

Please confirm your acceptance of this Amendment by signing and returning the enclosed copy of this letter.

Sincerely,

/s/ Christine Ofori

Christine Ofori
Chief Human Resources Officer

I HAVE READ AND ACCEPT THIS AMENDMENT:

/s/ Nicole Linda Kelsey	18 September , 2017
Nicole Linda Kelsey	Date